UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 8, 2016

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

974 Centre Road
Wilmington, Delaware 19805
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
DuPont Statement on PFOA Personal Injury Trials

In 2014, six plaintiffs from the multi-district litigation (MDL) related to personal injury cases associated with exposure to PFOA in drinking water were selected for individual trial. In the second of these six bellwether cases to be tried, the plaintiff, Mr. Freeman, alleged that exposure to PFOA in drinking water caused his testicular cancer. On July 6, 2016, a jury in Ohio awarded compensatory damages to Mr. Freeman in the amount of $5.1 million. On July 8, 2016, in the second phase of the Freeman trial, the jury awarded $0.5 million in punitive damages plus attorneys' fees. E. I. du Pont de Nemours and Company (the "Company") will appeal.
The first bellwether case was tried to a verdict in 2015 and the jury awarded $1.6 million in compensatory damages. The plaintiff, Ms. Bartlett, alleged that exposure to PFOA in drinking water caused kidney cancer. The Company is appealing the decision.
One case was voluntarily withdrawn from the bellwether trial pool by plaintiffs. The remaining three cases have been settled for amounts that are individually and in the aggregate, immaterial to the Company.
An approximate breakdown of the about 3,500 lawsuits in this MDL is shown below. In the majority of the cases, plaintiffs claim multiple injuries; as a result the number of claims does not sum to 3,500. About 75 percent of the 3,500 lawsuits in this MDL involve claims that allege high cholesterol and/or thyroid disease and less than ten percent allege cancer.

Alleged Injury	Approximate Number of Claims
Kidney cancer	200
Testicular cancer	70
Ulcerative colitis	300
Preeclampsia	200
Thyroid disease	1,430
High cholesterol	1,340

This type of litigation could take place over many years and interim results do not predict the final outcome of cases. The Company is indemnified by Chemours for these PFOA matters.
This information is being furnished pursuant to Item 7.01, and the information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, this information shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Jeanmarie F. Desmond
Jeanmarie F. Desmond
Vice President and Controller

July 8, 2016

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